Exhibit 4.8(b)

Independent Bank Group, Inc. 1600 Redbud Blvd
Suite 400
McKinney, TX 75069-3258

RE Independent Bank 401(k) Profit Sharing Plan Plan ID No. 1063569 (4-66998)
This past April, an amendment was added to your plan to comply with the new Department of Labor (DOL) disability claims procedures. In the final disability claims procedures, the DOL clarified that the extended time frames for deciding disability claims only applied to multiemployer plans.

What you need to know
You do not have a multiemployer plan. Since this paragraph does not apply to your plan, we removed this paragraph and have provided you a revised amendment. Full details can be found in the “Disability Claims Procedures” section of the plan amendment.

•	This amendment is being provided to you at no cost.

•	This amendment does not require your signature.

•	Please review your disability claims procedures and update them according to this amendment.

Questions?
Please contact your Principal® representative.

Insurance products and plan administrative services are provided through Principal Life Insurance Co., a member of the Principal Financial Group®, Des Moines, IA 50392.

HZ2942A | 524012-062018 | © 2018 Principal Financial Services, Inc.

UNILATERAL INTERIM AMENDMENT TO COMPLY WITH THE 2017 FINAL REGULATIONS UNDER ERISA SECTION 503

Principal Life Insurance Company hereby amends the following plans and by such amendment, amends each retirement plan set forth on any such document by an adopting employer.

The Principal Financial Group Prototype for Savings Plans with an approval date of March 31, 2014. Nonstandardized	Letter Serial No.: J399490a Plan No.: 003 Basic Plan No.: 02 Standardized Letter Serial No.: J299491a Plan No.: 004 Basic Plan No.: 02

The Principal Financial Group 401(k) Volume Submitter Plan with an approval date of August 8, 2014.
Letter Serial No.: J599551a

The Principal Financial Group Prototype for Money Purchase Plans with an approval date of March 31, 2014.
Nonstandardized    Letter Seral No.: J399492a    Plan No.: 004    Basic Plan No.: 01

The Principal Financial Group Prototype for Profit Sharing Plans with an approval date of March 31, 2014.
Nonstandardized    Letter Seral No.: J399493a    Plan No.: 005    Basic Plan No.: 01

This amendment of the Plan is adopted to comply with the requirements of the final regulations under ERISA Section 503. This amendment is to be construed in accordance with such regulations. This amendment shall continue to apply to the Plan, including the Plan as later amended, until such provisions are integrated into the Plan or the provisions of this amendment are specifically amended.

This amendment shall supersede any previous amendment and the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment.

The provisions of this amendment shall be effective on April 1, 2018.

By striking the Disability Claim Procedures subsection of the CLAIM PROCEDURES SECTION of Article IX and substituting the following:

Disability Claim Procedures. If disability is not determined based on Title II of the Federal Social Security Act or in accordance with the terms of the Employer’s long-term disability plan, in the case of a claim for disability benefits, the above provisions will be modified as provided below.

The Plan Administrator shall ensure that all claims and appeals for disability benefits are adjudicated in a manner designed to ensure the independence and impartiality of the persons involved in making the decision. If a claim for disability benefits under the Plan is wholly or partially denied, the Plan Administrator shall provide adequate written notice to the Claimant whose claim for benefits under the Plan has been denied. The notice must be furnished within 45 days of the date that the claim is received by the Plan without regard to whether all of the information necessary to make a benefit determination is received. The period for furnishing the notice may be extended for up to 30 days if the Plan Administrator both determines an extension is necessary due to matters beyond the control of the Plan and notifies the Claimant in writing within this initial 45-day period. The notice shall indicate the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. If prior to the end of the first 30-day extension period, the Plan Administrator determines that, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period may be extended for up to an additional 30 days, provided the Plan Administrator notifies the Claimant in writing, within the first 30-day extension period, of the circumstances requiring the extension and the date by which the Plan expects to render a decision. In the case of any extension, the notice of extension shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues. The Claimant shall be afforded at least 45 days within which to provide the specified information.

In the event that a period of time is extended due to a Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination shall be tolled from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

The Plan Administrator's notice to the Claimant shall: (i) specify the reason or reasons for the denial; (ii) reference the specific Plan provisions on which the denial is based; (iii) describe any additional material and information needed for the Claimant to perfect his claim for benefits; (iv) explain why the material and information is needed; (v) inform the Claimant of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on appeal; (vi) provide the Claimant with any internal rule, guideline, protocol, or other similar criteria that was relied upon in making the adverse determination or a statement that such rule, guideline, protocol, or other similar criteria of the Plan does not exist; and (vii) provide the Claimant with an explanation of any scientific or clinical judgment for the determination if benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit or a statement that the benefit is based on such an exclusion or limit and such explanation will be provided free of charge.

The notice shall also provide the Claimant with a discussion of the decision, including an explanation of the basis for disagreeing with or not following, (i) the views presented by the Claimant to the Plan of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant; (ii) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Claimant's adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and (iii) a disability determination regarding the Claimant presented by the Claimant to the Plan made by the Social Security Administration.

The notice shall be provided in a culturally and linguistically appropriate manner and provide a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim for benefits.

Any appeal made by a Claimant must be in writing to the Plan Administrator within 180 days after receipt of the Plan Administrator’s notice of denial of benefits. The Claimant may submit written comments, documents, records, and other information relating to the claim for benefits. The Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. The Plan Administrator shall review the claim taking into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The review shall not afford deference to the initial adverse benefit determination and shall be conducted by an appropriate named fiduciary who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual. If the adverse benefit determination is based in whole or in part on a medical judgment, the appropriate named fiduciary shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment. Such health care professional shall be an individual who is neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual. The Claimant shall be provided with the identity of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the adverse benefit determination, without regard to whether the advice was relied on.

Before a claim for disability benefits is wholly or partially denied on review, the Plan Administrator shall provide the Claimant, free of charge, with any new or additional evidence considered, relied upon, or generated by the Plan, Insurer, or other person making the benefit determination (or at the direction of the Plan, Insurer or such other person) in connection with the claim; such evidence must be provided as soon as possible and sufficiently in advance of the date on which the notice that the claim for disability benefits is wholly or partially denied on review to give the Claimant a reasonable opportunity to respond prior to that date; and provide before a claim for disability benefits is wholly or partially denied on review based on a new or additional rationale, the Plan Administrator shall provide the Claimant, free of charge, with the rationale; the rationale must be provided as soon as possible and sufficiently in advance of the date on which the notice that the claim for disability benefits is wholly or partially denied on review to give the Claimant a reasonable opportunity to respond prior to that date.

The Plan Administrator shall provide adequate written notice to the Claimant of the Plan’s benefit determination on review. The notice must be furnished within 45 days of the date that the request for review is received by the Plan without regard to whether all of the information necessary to make a benefit determination on review is received. The Claimant shall be notified in writing within this initial 45-day period if special circumstances require an extension of the time needed to process the claim. The notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review. In no event shall such extension exceed a period of 45 days from the end of the initial 45-day period.

To the extent that a period of time is extended due to a Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall be tolled from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

If the claim for disability benefits is wholly or partially denied on review, the Plan Administrator’s notice to the Claimant shall: (i) specify the reason or reasons for the denial; (ii) reference the specific Plan provisions on which the denial is based; (iii) include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; (iv) include a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a); (v) provide the Claimant with any internal rule, guideline, protocol, or other similar criteria that was relied upon in making the adverse determination or a statement that such rule, guideline, protocol, or other similar criteria of the Plan does not exist; (vi) provide the Claimant with an explanation of any scientific or clinical judgment for the determination if benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit or a statement that the benefit is based on such an exclusion or limit and such explanation will be provided free of charge; and (vii) provide the Claimant with the following statement: “You and your plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local
U.S. Department of Labor Office and your State insurance regulatory agency.” Any civil action under (iv) must be filed no later than one year after the date on the Plan Administrator’s notice.

The notice shall also provide the Claimant with a discussion of the decision, including an explanation of the basis for disagreeing with or not following, (i) the views presented by the Claimant to the Plan of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant; (ii) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Claimant's adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and (iii) a disability determination regarding the Claimant presented by the Claimant to the Plan made by the Social Security Administration.

The notice shall be provided in a culturally and linguistically appropriate manner. Executed by Principal Life Insurance Company on , 2018

by	/s/ Jim Harbor
Assistant Director